EXHIBIT 10.25
COHERENT CORP.

BIP AND GRIP BONUS PROGRAMS
Description

Overview
The Company offers eligible employees (“Participants”) the opportunity to earn additional compensation pursuant to two discretionary bonus programs, the Bonus Incentive Program (“BIP”) and the Goals Results Incentive Program (“GRIP”) (collectively, the “Programs”). These bonus Programs are designed annually to promote Company growth and profitability, and to align Company performance with the interests of employees and shareholders. The annual design of these Programs considers market conditions and Company performance targets to promote alignment of Company performance to potential bonus payouts.

Bonus Target and Goal Attainment
A Participant’s eligible BIP and GRIP Bonus Targets are determined by the Company in its sole discretion, but they are generally based on positions, pay grades, company practice, geographic location, affordability, business unit, and performance.

The amount of the bonus earned will be based on the attainment of performance goals and objectives as determined by the Company for the Participant in its sole discretion with respect to each performance period. Different Participants may have different performance goals and objectives. Performance goals and objectives may include, but are not limited to, earnings before interest, taxes, depreciation, and amortization (EBITDA), cash flow, revenue, income, and such other criteria as the Company may determine are appropriate to measure the performance of a Participant in carrying out his or her assigned duties and responsibilities. These business criteria include any derivations of such business criteria (e.g., income includes pre-tax income, net income, operating income, etc.). The Company may also determine the level of attainment of performance goals and may adjust a Participant’s calculated bonus amount based upon individual performance. In addition, notwithstanding anything to the contrary herein, the amount of a Participant’s bonus may be increased or reduced by the Company on the basis of such further considerations as the Company in its sole discretion shall determine.

Program Guidelines
All aspects of the bonus Programs are discretionary and are reviewed and approved annually by the Compensation and Human Capital Committee of the Board of Directors.

The Finance Department, in its sole discretion, shall determine whether and to what extent financial targets are met. If financial targets are achieved, the Company will then calculate the percentage of the Bonus Target the Participant is eligible to earn. If the Participant is so eligible, the Company will then engage in its discretionary process to determine whether and to what extent bonuses will be paid under the Programs. Bonuses will be scheduled to be paid as per above, but no later than within thirty (30) days after the applicable earnings release.

Participants do not earn a bonus under these Programs until it is actually paid. As such, unless otherwise precluded by law, Participants will not receive a bonus unless they are employees of the Company at the time the bonus payment, if any, is to be paid under the provisions of these Programs. Because these Programs are also used to incentivize Participants to remain with the Company, no bonus is earned simply by being employed by the Company at the end of the applicable fiscal year, at the time of any fiscal year earnings release, or at any other time prior to the payment of the bonus.

Participants who are not active employees during all of the applicable fiscal year are only eligible to receive a pro-rata portion of the bonuses. Eligibility to receive a full bonus is based on an expectation that Participants work a full fiscal year (2,080 hours, including Paid Time Off, Holidays, Overtime, Bereavement, and Jury Duty). For Participants who have a leave of absence (such as short-term disability, workers compensation, or a personal leave of absence) during the fiscal year that is not covered by PTO, they will only be eligible to receive pro-rata bonus payments.

The Company reserves the right to modify and/or amend these Programs, or discontinue them, at any time, should it, in its sole discretion, deem it appropriate to do so. Any disputes concerning the application or interpretation of these Programs must be promptly submitted, within ten (10) days after the Participant initially learns of the dispute, in written detail to the Participant’s manager, or else any such dispute is waived by the Participant.

Nothing in these Programs shall create or is to be construed to constitute an express or implied contract of employment. All U.S.-based employment with the Company is considered “at-will,” and may be terminated by either party at any time with or without notice, and with or without cause. All determinations by the Company under these Programs are final and non-appealable.

Transfer or Termination of Employment
The Company may, at its sole discretion, reassign or transfer a Participant to a different position or business at any time. When such an employment action takes place, the employee may no longer be a Participant under these Programs and/or may be subjected to different Bonus Targets and/or attainment goals as of the effective date of such an employment action.

Unless otherwise precluded by law, upon termination of employment, whether initiated by the Company or Participant, and whether for cause or not, a Participant’s eligibility to receive a bonus under these Programs shall immediately cease as of the date of termination.

Bonus Payout Rate - Tax
The tax rates on bonus payments are set up and maintained by the Company’s payroll group. All payments to U.S. Participants will be taxed at not less than the IRS supplemental tax rate. Payments to all other Participants will be taxed consistent with the Participant’s local tax laws and regulations.

2